Exhibit 99.1

Heritage Insurance Holdings Reports Financial Results for Third Quarter of 2014

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2014.

Third Quarter Highlights

•	133% increase in gross premiums written for Q3 2014 as compared with Q3 2013

•	155% increase in net premiums earned for Q3 2014 as compared with Q3 2013

•	102% increase in policy count compared to Q3 2013

•	Year-to-date net income of $27.4 million

•	Combined ratio of 82.9% for the quarter and 82.1% year-to-date

•	Successfully assimilated the acquisition of policies from Sunshine State Insurance Company

Bruce Lucas, the Company’s Chairman and CEO, said “The third quarter was another excellent quarter for us. Our year over year growth has been strong as evidenced by triple digit increases in gross premiums written, net premiums earned, and policy count. Our third quarter net operating income increased 87% over the third quarter of last year, which significantly exceeded expectations. I am particularly pleased with our successful transition of Sunshine State Insurance Company’s (SSIC) policies to Heritage. The cancellation and non-renewal rates have been much better than expected. I feel we have provided a great solution for SSIC policyholders, agents, and the State of Florida. It’s another example of how well we have been able to execute on our business plan. Additionally, everything is in place for us to have an excellent fourth quarter, particularly as it relates to the execution of our commercial residential business plan.”

Results of Operations

The following table summarizes our results of operations for three and nine-month periods ended September 30, 2014 and 2013, respectively (in thousands, except percentages and per share amounts):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
	(unaudited)			(unaudited)
Revenue
Gross premiums written	$86,771	$37,176	133%	$254,943	$134,574	89%
Gross premiums earned	$79,874	$41,506	92%	$204,859	$89,870	128%
Premiums ceded	$(24,347)	$(19,701)	24%	$(62,801)	$(26,475)	137%
Net premiums earned	$55,527	$21,805	155%	$142,058	$63,395	124%

Retroactive reinsurance	$—	$—	—%	$—	$26,072	(100)%
Total operating revenue	$58,013	$22,780	155%	$148,430	$91,723	62%
Income before taxes	$16,109	$7,667	110%	$43,040	$52,901	(19)%
Net income	$9,965	$5,327	87%	$27,420	$33,399	(18)%

Per Share Data:
Book value per share				$7.77	$6.18	26%
Earnings per diluted share	$0.33	$0.35	(6)%	$1.12	$2.43	(54)%

Return on average equity	17.6%	23.2%	-5.60 pts	23.5%	77.9%	-54.4 pts

Ratios to Gross Premiums Earned:
Ceded premium ratio	30.5%	47.5%	-17.0 pts	30.7%	29.5%	1.2 pts
Loss Ratio	27.9%	24.1%	3.8 pts	30.3%	25.8%	4.5 pts
Expense Ratio	24.5%	12.3%	12.2 pts	21.1%	17.4%	3.7 pts
Combined Ratio	82.9%	83.9%	-1.0 pts	82.1%	72.6%	9.5 pts

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
	(unaudited)			(unaudited)
Ratios to Net Premiums Earned:
Loss Ratio	40.2%	45.9%	-5.7 pts	43.7%	36.5%	7.2 pts
Expense Ratio	35.3%	23.4%	11.9 pts	30.4%	24.7%	5.7 pts
Combined Ratio	75.5%	69.3%	6.2 pts	74.2%	61.2%	13.0 pts

Quarterly Financial Results

Net income for the quarter ended September 30, 2014 was $10.0 million compared to $5.3 million for the quarter ended September 30, 2013. The increase is primarily due to continued growth in policies renewed and written during 2014.

Gross premiums earned were $79.9 million for the third quarter of 2014 compared to $41.5 million for the third quarter of 2013. Gross premiums earned from SSIC policies were $14.3 million for the quarter.

Ceded premiums as a percentage of gross premiums earned were 30.5% for the third quarter of 2014 compared to 47.5% for the third quarter of 2013. This decrease is primarily due to favorable reinsurance market conditions and the lower cost of reinsurance associated with the issuance of $200 million of CAT bonds by Citrus Re, as well as improved geographic spread of risk, resulting from the SSIC policy acquisition.

The loss ratio on a gross basis increased to 27.9% in the third quarter of 2014 from 24.1% in the prior year’s third quarter, due to an increase in IBNR. The reported loss ratio, which excludes the impact of changes in IBNR, was 23.1% for the third quarter 2014 compared to 24.8% for the prior year.

The Company’s expense ratio on a gross basis was 24.5% for the third quarter of 2014 compared to 12.3% for the third quarter of 2013. The increase is primarily attributable to the significant increase in new and renewal policies, which have associated commissions and policy administration fees paid to outside agents and administrators at the time of policy issuance, premium taxes and inspection fees, none of which are associated with policies assumed from Citizens prior to their renewal. In addition, the amortization of the SSIC policy acquisition cost increased the gross expense ratio by approximately 5.6 percentage points.

Overall, Heritage’s combined ratio on a gross basis was 82.9% for the third quarter of 2014 compared to 83.9% for the third quarter of 2013, with a year-to-date combined ratio of 82.1%.

Year-to-Date Financial Results

Year-to-date income as of September 30, 2014 was $27.4 million versus $33.4 million for the prior year comparable period. The 2013 year-to-date results and combined ratio were favorably impacted by the start-up nature of Heritage in early 2013, when it did not have to purchase reinsurance coverage to protect against hurricanes until June 1, 2013, and the unusually low expense ratio described above.

Book Value Analysis

Book value per share increased 4.4% during the third quarter of 2014. In May 2014, the Company completed its initial public offering, a concurrent private placement and the issuance of common stock associated with the exercise of warrants. The net proceeds from these activities totaled approximately $101.1 million in exchange for 13,431,610 shares of common stock issued.

	As Of
Book Value Per Share	September 30, 2014	June 30, 2014	December 31, 2013
Numerator:
Common stockholders’ equity	$231,477	$221,607	$79,984

Denominator:
Total Shares Outstanding	29,794,960	29,794,960	14,007,150

Book Value Per Common Share	$7.77	$7.44	$5.71

Conference Call Details:

Thursday, November 6, 2014 – 10:00 a.m. ET

Participant Dial-in Numbers Toll Free:	1-888-346-3095
Participant International Dial In:	1-412-902-4258
Canada Toll Free:	1-855-669-9657

Website: To listen to the live webcast, please go to http://www.videonewswire.com/event.asp?id=100812. This webcast will be archived and accessible on the Company’s website for approximately 30 days following the call.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida that began operations in August 2012. Through its subsidiary, Heritage Property & Casualty Insurance Company, it provides personal residential insurance for single-family homeowners and condominium owners and commercial residential insurance in Florida through a large network of experienced agents. Heritage is led by an experienced senior management team with an average of 26 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on May 27, 2014. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Condensed Consolidated Balance Sheet

In thousands, except share and per share amounts

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $214,566 and $105,955 in 2014 and 2013, respectively)	$215,828	$104,668
Equity securities, available for sale, at fair value (cost of $26,679 and $25,446 in 2014 and 2013, respectively)	28,847	25,446
Mortgage loan, held to maturity, at amortized cost	6,465	6,063

Total investments	251,140	136,177
Cash and cash equivalents	101,642	65,059
Restricted cash	4,339	—
Accrued investment income	1,847	971
Premiums receivable, net	47,974	10,347
Prepaid reinsurance premiums	67,435	31,252
Reinsurance premiums receivable	—	5,337
Income taxes receivable	832	5,073
Deferred income taxes	—	4,436
Deferred policy acquisition costs, net	25,626	9,765
Property and equipment, net	16,674	10,935
Other assets	5,259	2,626

Total Assets	$522,768	$281,978

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$41,965	$19,344
Unearned premiums	166,326	116,243
Reinsurance payable	54,330	29,591
Income taxes payable	298	2,805
Deferred income taxes	1,289	—
Advance premiums	10,010	3,829
Accrued compensation	4,673	505
Other liabilities	12,400	8,756

Total Liabilities	$291,291	$181,073

Commitments and contingencies (Note 12)
Redeemable shares (Note 15)	—	20,921

Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 29,794,960 and 14,007,150 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	3	1
Additional paid-in capital	184,024	62,849
Accumulated other comprehensive income (loss)	2,106	(790)
Retained earnings	45,344	17,924

Total Stockholders’ Equity	231,477	79,984

Total Liabilities and Stockholders’ Equity	$522,768	$281,978

Condensed Consolidated Statements of Comprehensive Income

In thousands, except share and per share amounts

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUE:
Gross premiums written	$86,771	$37,176	$254,943	$134,574
(Increase) decrease in gross unearned premiums	(6,897)	4,330	(50,084)	(44,704)

Gross premiums earned	79,874	41,506	204,859	89,870
Ceded premiums	(24,347)	(19,701)	(62,801)	(26,475)

Net premiums earned	55,527	21,805	142,058	63,395
Retroactive reinsurance	—	—	—	26,072
Net investment income	1,126	302	2,463	639
Net realized gains (losses)	80	(123)	62	(171)
Other revenue	1,280	796	3,847	1,788

Total revenue	58,013	22,780	148,430	91,723

EXPENSES:
Losses and loss adjustment expenses	22,314	9,996	62,145	23,146
Policy acquisition costs	12,469	1,740	23,326	2,720
General and administrative expenses	7,121	3,373	19,919	12,940
Interest expense	—	4	—	16

Total expenses	41,904	15,113	105,390	38,822

Income before income taxes	16,109	7,667	43,040	52,901
Provision for income taxes	6,144	2,340	15,620	19,502

Net income	$9,965	$5,327	$27,420	$33,399

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(139)	32	4,779	(1,785)
Reclassification adjustment for net realized investment losses	(80)	123	(62)	171
Income tax (expense) benefit related to items of other comprehensive income	83	(59)	(1,821)	623

Total comprehensive income	$9,829	$5,423	$30,316	$32,408

Weighted average shares outstanding
Basic	29,794,960	15,254,100	22,807,705	13,740,250

Diluted	29,814,631	15,254,100	24,381,869	13,740,250

Earnings per share
Basic	$0.33	$0.35	$1.20	$2.43
Diluted	$0.33	$0.35	$1.12	$2.43

Heritage Insurance Holdings Inc.

Stephen Rohde

Chief Financial Officer

727-727-7200 ext. 7204

investors@heritagepci.com

www.heritagepci.com